Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the use in this Registration Statement on Form S-1 of our report dated October 18, 2013, relating to the balance sheet of Hennessy Capital Acquisition Corp. (a corporation in the development stage) as of October 11, 2013, and the related statements of operations, stockholder’s equity and cash flows for the period from September 24, 2013 (inception) to October 11, 2013, and to the reference to our Firm under the caption “Experts” in the Prospectus.

/s/ Rothstein Kass

New York, New York
October 18, 2013